Exhibit 99.1
For Immediate Release

HAMPDEN BANCORP, INC. REPORTS THIRD QUARTER RESULTS AND DECLARES CASH DIVIDEND

      SPRINGFIELD, Mass. April 30, 2008. Hampden Bancorp, Inc. (the "Company") (NASDAQ - HBNK), which is the holding company for Hampden Bank (the "Bank"), announced the results of operations for the three and nine months ended March 31, 2008.

      Net income for the three months ended March 31, 2008 was $305,000, or $0.04 per fully diluted share, as compared to a net loss of $2.5 million for the same period in 2007. The net loss for the three months ended March 31, 2007 was attributable to the Company making a charitable contribution of $3.8 million to the Hampden Bank Charitable Foundation. For the three month period ended March 31, 2008, net interest income, after provision for loan losses, increased by $105,000, and non-interest income, including gains on sales of securities and loans, net, increased by $199,000 compared to the three month period ended March 31, 2007. Non-interest expense would have been $3.1 million for the three months ended March 31, 2007 without the contribution to the foundation. For the three months ended March 31, 2008, non-interest expense increased $505,000 compared to the three months ended March 31, 2007 without the contribution to the foundation, which was primarily due to an increase in salary and employee benefit expenses, including expenses for the equity incentive plan of $167,000, as well as increased costs associated with operating as a public organization.

      Net income was $980,000, or $0.13 per fully diluted share, for the nine month period ended March 31, 2008 as compared to a net loss of $2.1 million for the nine month period ended March 31, 2007. The reason for the net loss for the nine month period in 2007 was the funding of the Hampden Bank Charitable Foundation. There was an increase in net interest income, after provision for loan losses, for the nine months ended March 31, 2008 of $2.0 million, or 23.3%, to $10.6 million from $8.6 million for the same period in 2007. Non-interest expense would have been $8.5 million for the nine months ended March 31, 2007 without the contribution to the foundation. For the nine months ended March 31, 2008, non-interest expense increased $1.9 million compared to the nine months ended March 31, 2007 without the contribution to the foundation, which increase was primarily the result of increased costs for salaries and employee benefits and those associated with operating as a public organization.

      The Company's total assets increased by $423,000, or 0.1%, from $523.9 million at June 30, 2007 to $524.3 million at March 31, 2008. Net loans, including loans held for sale, increased $17.0 million, or 5.2%, to $346.5 million at March 31, 2008. Also, federal funds sold and other short-term investments increased by $15.2 million, or 112.9%, to $28.6 million at March 31, 2008. A partial offset to these increases was a decrease in securities available for sale of $30.5 million, or 20.5%, to $118.6 million at March 31, 2008.

      Deposits decreased $23.1 million, or 7.1%, to $304.2 million at March 31, 2008 from $327.3 million at June 30, 2007. This decrease was primarily due to the maturity of $50.6 million of certificates of deposit starting August 15, 2007 and ending on September 30, 2007. These maturing certificates of deposit were five year certificates of deposit that the Company offered as a special promotion from August 15, 2002 to September 30, 2002. In anticipation of this potential cash out-flow, the Company had approximately $20.0 million of government-sponsored enterprise obligations maturing during this time. These maturing deposits contributed to both the decrease in deposits and investment securities. Also, the Company chose to allow municipal deposits worth approximately $14.1 million to mature, and replaced them with Federal Home Loan Bank borrowings.

      Short-term borrowings, including repurchase agreements, increased $3.8 million, or 27.0%, to $17.7 million at March 31, 2008 from $13.9 million at June 30, 2007. Long-term debt increased $19.7 million, or 26.1%, to $95.0 million at March 31, 2008 from $75.3 million at June 30, 2007.

      Total capital increased by $1.8 million, to $103.8 million at March 31, 2008, compared to $102.0 million at June 30, 2007. Our ratio of capital to total assets increased slightly to 19.8% as of March 31, 2008, from 19.5% as of June 30, 2007.

      According to Thomas R. Burton, President and CEO, "Net income increased over last quarter, relative to our second fiscal quarter, due to a lower effective tax rate. However, pretax earnings decreased over the last quarter due to relatively unchanged net interest income, lower non-interest income, higher non-interest expense and a somewhat larger provision for loan losses. The increase in non-interest expense was due in part to the costs relating to the special shareholders meeting held in January, along with the cost of the new benefit plans. Net margins have not materially changed in the declining rate environment due to the asset sensitivity of the balance sheet. In the short term, margin compression continues to be an issue mitigated primarily by increased fee income and expense control."

      The Company also announced today that the Board of Directors of the Company declared a quarterly cash dividend of $0.03 per common share, payable on May 29, 2008, to shareholders of record at the close of business on May 14, 2008.

      Established in 1852, Hampden Bank is a full service community bank serving the families and businesses in and around Hampden County. The Bank currently has eight office locations in Springfield, Agawam, Longmeadow, West Springfield, Wilbraham, Tower Square in downtown Springfield, and Indian Orchard. Hampden Bank offers customers the latest in internet banking, including on-line banking and bill payment services.

      Certain statements herein constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the beliefs and expectations of management, as well as the assumptions made using information currently available to management. Because these statements reflect the views of management concerning future events, these statements involve risks, uncertainties and assumptions. As a result, actual results may differ from those contemplated by these statements. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like "believe", "expect", "anticipate", "estimate", and "intend" or future or conditional verbs such as "will", "would", "should", "could", or "may." Certain factors that could have a material adverse affect on the operations of the Bank include, but are not limited to, increased competitive pressure among financial service companies, national and regional economic conditions, changes in interest rates, changes in consumer spending, borrowing and savings habits, legislative and regulatory changes, adverse changes in the securities markets, inability of key third-party providers to perform their obligations to Hampden Bank, changes in relevant accounting principles and guidelines and our ability to successfully implement our branch expansion strategy. Additionally, other risks and uncertainties are described in the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission (the "SEC") which is available through the SEC's website at www.sec.gov. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this report. The Company disclaims any intent or obligation to update any forward-looking statements, whether in response to new information, future events or otherwise.

Contact

Hampden Bancorp, Inc. Robert A. Massey, 413-452-5150 CFO, Treasurer, and Senior Vice President rmassey@hampdenbank.com

HAMPDEN BANCORP, INC. AND SUBSIDIARIES SELECTED FINANCIAL DATA

	At March 31,	At June 30,
	2008	2007
	(unaudited)
Selected Financial Condition Data:	(In Thousands)
Total assets	$524,360	$523,937
Loans, net (a)	346,537	329,538
Securities	118,612	149,147
Deposits	304,158	327,341
Short-term borrowings, including repurchase agreements	17,704	13,937
Long-term debt	95,021	75,334
Total Stockholders' Equity	103,771	102,018

(a)	Includes loans held for sale of $904,000 at March 31, 2008, and $464,000 at June 30, 2007.

	For The Three Months Ended March 31,		For The Nine Months Ended March 31,
	2008	2007	2008	2007
	(unaudited)		(unaudited)
Selected Operating Results:	(In thousands, except per share data)		(In thousands, except per share data)

Interest and dividend income, including fees	$7,156	$ 7,118	$21,920	$ 20,436
Interest expense	3,543	3,681	11,035	11,737
Net interest income	3,613	3,437	10,885	8,699
Provision for loan losses	108	37	274	92
Net interest income after provision for loan losses	3,505	3,400	10,611	8,607
Non-interest income	537	345	1,603	1,058
Gain on sales of securities and loans, net	24	17	127	78
Non-interest expense (a)	3,622	6,903	10,424	12,264
Income (loss) before income tax expense	444	(3,141)	1,917	(2,521)
Income tax expense (benefit) (b)	139	(605)	937	(408)
Net income (loss)	$ 305	$(2,536)	$ 980	$ (2,113)

Basic earnings per share	$ 0.04	N/A (c)	$ 0.13	N/A (c)
Basic weighted average shares outstanding	7,351,698	N/A (c)	7,346,560	N/A (c)

Diluted earnings per share	$ 0.04	N/A (c)	$ 0.13	N/A (c)
Diluted weighted average shares outstanding	7,359,379	N/A (c)	7,349,796	N/A (c)

(a)	Includes the contribution to the Hampden Bank Charitable Foundation in the amount of $3.8 million for the three and nine months ended March 31, 2007.
(b)

Includes a tax benefit of approximately $827,000 due to the donation to the Hampden Bank Charitable Foundation for the three and nine months ended March 31, 2007. Also includes a $350,000 adjustment to the Company's valuation reserve against the deferred tax asset set up for the utilization of the charitable contribution deduction carry-forward generated by the establishment of the Hampden Bank Charitable Foundation for the nine months ended March 31, 2008.

(c)	Earnings per common share are not presented as Hampden Bancorp Inc.'s initial public offering was completed on January 16, 2007; therefore per share results would not be meaningful.